UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2021

Vaxart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way, Suite 300, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	VXRT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 15, 2021, Vaxart, Inc. (“Vaxart” or the “Company”) entered into a Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”) and B. Riley Securities Inc. (“B. Riley”) and, together with Jefferies, the “Sales Agents”), pursuant to which Vaxart may offer and sell, from time to time through the Sales Agents, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $100.0 million (the “Shares”). The Shares will be sold pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333-239751), as previously filed with the U.S. Securities and Exchange Commission (the “Commission”). The Company filed a prospectus supplement, dated September 16, 2021, with the Commission in connection with the offer and sale of the Shares.

Under the Sales Agreement, the Sales Agents may sell the Shares by any method permitted by law and deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the Nasdaq Capital Market, on any other existing trading market for the Common Stock. In addition, under the Sales Agreement, the Sales Agents may sell the Shares in privately negotiated transactions with the Company’s consent and in block transactions. Under certain circumstances, Vaxart may instruct the Sales Agents not to sell the Shares if the sales cannot be effected at or above the price designated by the Company from time to time

Vaxart is not obligated to make any sales of the Shares under the Sales Agreement. The Sales Agreement may be terminated by either party at any time upon ten days’ notice to the other party, or by Cantor or B. Riley at any time under certain circumstances.

The Sales Agreement contains customary representations, warranties and agreements by Vaxart, and customary indemnification and contribution rights and obligations of the parties. Vaxart will pay the Sales Agents an aggregate commission rate equal to up to 3% of the aggregate gross proceeds from each sale of the Shares. Vaxart will also reimburse the Sales Agents for certain specified expenses in connection with entering into the Sales Agreement.

The Sales Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the description of the terms of the Sales Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Thompson Hine LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed by the Company in its Current Report on Form 8-K filed October 14, 2020, the Company entered into an Open Market Sale AgreementSM, dated October 14, 2020 (the “Open Market Sale Agreement”), among the Company, Jefferies LLC and Piper Sandler & Co., as sales agents and/or principals, pursuant to which the Company could issue and sell from time to time in an “at-the-market” public offering shares of the Company’s common stock having an aggregate offering price of up to $250.0 million. The Company terminated the Open Market Sale Agreement effective as of September 13, 2021. The Company has sold 13,932,490 shares of its common stock pursuant to the Open Market Sale Agreement for approximately $133.4 million in aggregate proceeds as of the date hereof, and the Company is not subject to any termination penalties related to the termination of the Open Market Sale Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Controlled Equity OfferingSM Sales Agreement dated September 15, 2021, by and among the Company, Cantor Fitzgerald & Co. and B. Riley Securities, Inc.

5.1	Legal Opinion of Thompson Hine LLP.

23.1	Consent of Thompson Hine LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaxart, Inc.

Dated: September 16, 2021
	By:	/s/ Andrei Floroiu
Andrei Floroiu
Chief Executive Officer